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                                                                  EXHIBIT 99.1


To Our Stockholders, Customers & Employees

     Mueller's results for 2007 were gratifying, considering the sharp decline in the housing market and the turbulence in the sub-prime mortgage market. Net income was $115.5 million, or $3.10 per diluted share, compared with $148.9 million, or $4.00 per share for the year 2006.

     Net sales in 2007 totaled $2.70 billion, compared with $2.51 billion the year before. The sales increase was largely due to the acquisition of Extruded Metals, Inc. (Extruded) in February of 2007, and the increase in the price of copper, our principal raw material. The average price of copper in 2007 was $3.22 per pound, or 4% higher than in 2006.

     Housing starts in 2007 declined by 24.8%, following a decline of 12.9% the prior year. We may see an additional decline in starts in 2008 as inventories of new and existing unsold homes are at a high level and builders remain cautious. On a positive note, in 2007, the private non-residential construction market continued its upward trend and grew by 18.3%.


Operations

     Although shipment volumes in our core products of copper tube and brass rod (excluding Extruded's volume) declined over 15% from 2006, we posted operating income of $191.6 million in 2007. The volume declines we experienced were comparable to overall industry reductions due to lower demand.

     We are pleased with the results of Extruded. Our expectations have been met and we are moving forward with plans to combine operations and activities to leverage our two brass rod mills. As we move forward with implementation, benefits will accrue. Our manufacturing operations were challenged with significant fluctuations in demand due to the economic downturn as well as continued volatility of copper prices which ranged from a low of $2.58 per pound in January to a high of $3.62 per pound in July. We handled the U.S. changes with a more effective response than was the case in Europe and China. We are reviewing our options to address the impact of such volume fluctuation. We expect to implement measures to improve productivity and asset utilization. Finally, our commercial tube initiative has been recalibrated due to general business conditions. We will continue to seek opportunities to secure a firm position in this niche market.

     As expected with improved management, our North American Trading operations exceeded the previous year's results. We believe opportunities exist to continue this improvement trend with better penetration in wholesale markets as well as maintaining significant presence within the retail channel.







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     Production of ABS plastic pipe began at our Ontario, California facility. Volume and margins have been significantly below expectations due to the severe decline in residential construction in California, Arizona, and Nevada. We're convinced, however, that when these markets improve, our geographic location and cost structure will prove to be a competitive advantage.


Financial Condition

     Our financial position remains strong. With over $300 million in cash at year end and an untapped credit facility of $200 million, we have the financial wherewithal to take advantage of business and growth opportunities. Our capitalization remains conservative at 33 percent debt to total capital. Our operations in 2007 generated $185.8 million of cash flow. Total capital expenditures were $29.9 million during 2007. For 2008, we expect our capital expenditure opportunities will focus on consolidation, centralization, and standardization ensuring that we remain among the low-cost providers of our products.


Business Outlook

     The year 2008 will be challenging as the national economy has slowed down and the housing market continues to contract. However, the U.S. economy has proven to be remarkably resilient, and we believe that later this year the housing market will bottom out and then gradually start to improve.

     Also, we anticipate that our non-residential businesses, which constitute a significant portion of our total, will have another good year in 2008.

     Mueller is well positioned to take advantage of opportunities in our marketplace. On average, we have made one or more acquisitions per year over the past decade. We will continue our quest to acquire sound companies which are compatible with our core businesses.


Closing

     In October, 2007, Greg Christopher, 45 years old, was appointed Chief Operating Officer. Greg has been with Mueller for over 15 years and has excelled at the assignments he's undertaken. He has our full confidence and support.

     In January, 2008, Scott Goldman, 55 years old, was named a director of our company. Scott is an expert in communications technology and has broad management experience. We welcome him to our Board.

     Also, Larry Stoddard, 48 years old, was appointed President of our Standard Products Division in February of 2008. Larry is an industry veteran who will bring experience and market knowledge that will be important as we seek to broaden our product offerings and strengthen our position in the marketplace.



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     The undersigned, Bill O'Hagan, Chief Executive Officer, is pleased to report that after treatment my lung cancer is in remission. I remain active as CEO, although rehabilitation regimen may require absences from time to time. I will keep you informed of my progress.

     The key to Mueller's success is the dedication, enthusiasm and initiative of our employees. We extend our thanks and appreciation to them for the results achieved in the past year.

                                       Sincerely,

                                       /s/ HARVEY L. KARP
                                       HARVEY L. KARP
                                       CHAIRMAN OF THE BOARD

                                       /s/WILLIAM D. O'HAGAN
                                       WILLIAM D. O'HAGAN
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                       March 7, 2008





































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